Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Stockholders of City Office REIT, Inc.

We have audited the accompanying statement of revenues and certain expenses of the San Diego Portfolio (the Properties) for the year ended December 31, 2016, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Properties’ preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 2, for the year ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statement, the statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and is not intended to be a complete presentation of the Properties’ revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

December 14, 2017

THE SAN DIEGO PORTFOLIO

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	Year Ended December 31, 2016	Six Months Ended June 30, 2017 (unaudited)
Revenues:

Rental income	$15,669	$7,589
Expense reimbursement	2,640	1,464
Other	172	151

Total Revenues	18,481	9,204

Certain Expenses:
Property operating expenses	5,803	3,038

Total Certain Expenses	5,803	3,038

Revenues in Excess of Certain Expenses	$12,678	$6,166

See accompanying notes to statement of revenues and certain expenses.

THE SAN DIEGO PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statements of revenues and certain expenses include the operations of the San Diego Portfolio (the “Properties”) which consists of ten office buildings and a land parcel. The buildings are located in the Mission Valley and Sorrento Mesa submarkets in San Diego, California.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statement of revenues and certain expenses (the “statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement is not intended to be a complete presentation of the revenues and expenses of the Properties. Accordingly, the statement excludes expenses not directly related to the future operations of the Properties such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the properties.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Properties. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Properties increased rental income by $417,454 and decreased rental income by $344,956 to record revenue on a straight-line basis during the year ended December 31, 2016 and six months ended June 30, 2017, respectively.

Use of Estimates

The preparation of the statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement and accompanying notes. Actual results could differ from those estimates.

3. Rental Income

The Properties are leased to tenants under operating leases with expiration dates ranging from 2018 to 2026. Two tenants accounted for approximately 32% of rental income at December 31, 2016. The minimum rental amounts due under the leases are subject to scheduled fixed increases.

THE SAN DIEGO PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect at December 31, 2016 are as follows (in thousands):

Year ending December 31,
2017	$15,570
2018	13,884
2019	11,472
2020	8,036
2021	6,111
Thereafter	13,682

Total	$68,755

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

We have evaluated subsequent events through to December 14, 2017. The Properties were acquired by City Office REIT, Inc. on September 29, 2017 from a non-affiliated third party for approximately $174.5 million.